Exhibit 2.1

23 February 2018

IPC Magazines Holdings Limited

and

Time Inc.

as the Guarantor

and

Sapphire Bidco Limited

and

Time Inc. (UK) Ltd

SALE AND PURCHASE AGREEMENT

TIME INC. (UK) LTD

Herbert Smith Freehills LLP

(Ref: 62170/5579)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AGREED FORM DOCUMENTS

Articles of Association

Disclosure Letter

Equity Commitment Letter

Investment Agreement

Locked Box Accounts

New Excel Book

Release Letter

Swap Confirmation

Tax Deed

31 December Excel Book

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS AGREEMENT is made on                    February 2018

BETWEEN:

(1)	IPC Magazines Holdings Limited a company incorporated in England and Wales (registered number 03464980) and whose registered office is at 3rd Floor, 161 Marsh Wall, London, England E14 9AP (the “Seller”);

(2)	Time Inc. a company incorporated in Delaware (with Tax ID number 13-3486363) and whose registered office is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801 (the “Guarantor”);

(3)	Sapphire Bidco Limited a company incorporated in England and Wales with registered number 11157309 whose registered office is at 161 Marsh Wall, London, England, E14 9AP (the “Purchaser”); and

(4)	Time Inc. (UK) Ltd, a company incorporated in England with registered number 00053626 whose registered office is at 3rd Floor 161 Marsh Wall, London, England, E14 9AP (the “Company”).

RECITALS:

(A)	The Seller has agreed to sell and transfer to the Purchaser the entire issued share capital of the Company upon the terms and subject to the conditions set out in this Agreement.

(B)	The Guarantor has agreed to guarantee the performance of certain obligations of the Seller under this Agreement.

(C)	The Purchaser has agreed to acquire the Company for cash consideration upon the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The definitions and other interpretative provisions set out in Schedule 14 shall apply throughout this Agreement, unless the contrary intention appears.

1.2	In this Agreement, except where the context otherwise requires, any reference to this Agreement includes a reference to the Schedules, each of which forms part of this Agreement for all purposes.

2.	SALE AND PURCHASE

2.1	The Seller is the legal and beneficial owner of and shall sell and the Purchaser shall purchase the Shares on the basis that they are sold at Completion with Full Title Guarantee and free from all and any Encumbrances and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them.

2.2	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3.	CONSIDERATION

3.1	Subject to adjustment in accordance with Clause 3.4, the total consideration for the sale of the Shares shall be the Cash Consideration.

3.2	The cash consideration for the sale of the Shares shall equal an amount in cash equal to £106,050,000:

3.2.1	where the Rates Dispute has been finally determined prior to Completion and the Company has, prior to Completion, received a rebate in respect of a net

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

overpayment of non-domestic rates or paid monies to satisfy a rates demand in respect of a net underpayment of non-domestic rates:

(A)	less an amount equal to any sums paid by the Company in respect of any net underpayment of non-domestic rates by the Company in the period prior to Completion (if any); or

(B)	plus an amount equal to any sums received by the Company in respect of any net overpayment of non-domestic rates by the Company in the period prior to Completion (if any);

3.2.2	plus the amount of any principal and interest received by a Group Company between the Locked Box Date and Completion by way of repayment of the Wyndeham Loan, provided that:

(A)	no amount of the Link House Loan (whether principal or interest) has been repaid by any Group Company between the Locked Box Date and Completion; and

(B)	the amount of principal and interest outstanding under the Link House Loan at Completion is reduced by an amount equal to the amount(s) received by a Group Company between the Locked Box Date and Completion by way of repayment of the Wyndeham Loan (including principal and interest);

3.2.3	less the amount of £203,000 in respect of Pension Advisory Fees;

3.2.4	less the amount of £422,771.53 in respect of Pension Payment Reimbursement Obligation;

3.2.5	less the amount of £1,834,000 in respect of the IPC Contributions; and

3.2.6	less the amount of £99,844 in respect of the employer NICs arising in respect of the TWX Options,

(the “Cash Consideration”).

3.3	The Seller hereby irrevocably directs and authorises the Purchaser, on Completion, to pay part of the Cash Consideration in an amount equal to the Subscription Amount to Topco, it being acknowledged and agreed by the Seller that such payment will satisfy the Seller’s obligation to pay £50,000 to Topco in respect of its subscription for 50,000 ordinary shares of £1.00 each in Topco pursuant to and in accordance with the terms of the Investment Agreement.

3.4	The Cash Consideration shall be deemed to be reduced by an amount equal to the aggregate amount (if any) paid by the Seller to the Purchaser pursuant to a Claim or alleged Claim or General Pensions Indemnity Claim or alleged General Pensions Indemnity Claim.

3.5	Schedule 3 shall apply.

4.	INTRA-GROUP AMOUNTS

4.1	At Completion:

4.1.1	the Seller (as agent for the relevant member of the Seller’s Group) shall pay to the Purchaser (as agent for the Group Companies to which Intra-Group Receivables are owed) an amount equal to the Intra-Group Receivables of each Group Company; and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.1.2	the Purchaser (as agent for each relevant Group Company) shall pay to the Seller (as agent for the relevant member of the Seller’s Group) an amount equal to the aggregate of each of the Intra-Group Payables of each Group Company, such payments to be made in accordance with Clause 4.2 and Clause 4.3.

4.2	The Parties agree that the Seller and the Purchaser shall set-off the amounts owned by them respectively pursuant to Clause 4.1.1 and 4.1.2 respectively and that, if as a result of such set-off:

4.2.1	the amount owed by the Seller pursuant to Clause 4.1.1 exceeds the amount payable by the Purchaser pursuant to Clause 4.1.2, then the Seller shall pay the amount of such excess to the Purchaser in accordance with Clause 4.3; or

4.2.2	the amount owed by the Purchaser pursuant to Clause 4.1.2 exceeds the amount payable by the Seller pursuant to Clause 4.1.1 then the Purchaser shall pay the amount of such excess to the Seller in accordance with Clause 4.2.1.

4.3	Any sum payable by the Purchaser or the Seller (as applicable) pursuant to Clause 4.2 shall be paid to the Seller’s Solicitors (who are hereby irrevocably authorised to receive the same) or (as the case may be) the Purchaser’s Solicitors (who are hereby irrevocably authorised to receive the same) in cash and receipt of the total of such amounts in cleared funds in the Seller’s Solicitors or Purchaser’s Solicitor’s account (as the case may be) shall constitute a valid discharge of the Purchaser’s obligations or Seller’s obligations under Clause 4.1 and Clause 4.2 (as applicable) and of the relevant underlying payment obligations of the relevant Group Company or member of the Seller’s Group (as the case may be).

4.4	The Purchaser and the Seller agree that all Intra-Group Trading Amounts shall be settled in the ordinary and normal course of business, in accordance with the terms on which such Intra-Group Trading Amounts were incurred.

5.	CONDUCT OF BUSINESS BEFORE COMPLETION

Normal course

5.1	Pending Completion the Seller shall procure that each Group Company continues to carry on its business, as carried on before the date of this Agreement, in the normal course and does not do any of those matters set out in Schedule 4 without the consent in writing of the Purchaser (not to be unreasonably withheld or delayed).

5.2	Clause 5.1 does not apply in respect of and shall not operate to restrict or prevent any Group Company from:

5.2.1	fulfilling any obligation specifically provided for in this Agreement or in any other Transaction Document;

5.2.2	taking any action as required by and in compliance with Applicable Laws (provided that, to the extent reasonably practicable, the Seller promptly notifies the Purchaser of such required action before the relevant Group Company or Group Companies take such action and, if not so reasonably practicable, promptly thereafter);

5.2.3	undertaking any step to implement the Reorganisation Steps Plan and/or the IPC Pension Scheme Restructuring Steps in respect of the Reorganisations;

5.2.4	completing or performing any obligation pursuant to any contract, agreement or arrangement entered into prior to the date of this Agreement, provided that such contract, agreement or arrangement was entered into in the normal course of business; or

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.2.5	entering into the New Contracts.

Access

5.3	Subject to Applicable Laws, pending Completion the Seller shall procure that:

5.3.1	upon the Purchaser giving reasonable notice to the Seller, the Purchaser and, subject to the execution of confidentiality agreements in a form reasonably acceptable to the Seller, its professional advisers, are given reasonable access during normal business hours to the books and records (including records held in electronic form) of the Group (including the right to take copies at the Purchaser’s own expense) and to its personnel; and

5.3.2	each Group Company shall supply the Purchaser and/or subject to the execution of confidentiality agreements in a form reasonably acceptable to the Seller its professional advisers with such information concerning the Group as the Purchaser or its professional advisers may reasonably require.

IP and Data Transfer

5.4	The Seller undertakes to the Purchaser that, up until Completion, in relation to the Trusted Reviews Reorganisation, it shall procure that (save with the prior written consent of the Purchaser):

5.4.1	the amount of the Fair Market Value shall not be agreed between the Company and Trusted Reviews, nor determined by an independent firm of accountants;

5.4.2	the amount of the Reverse Licence Consideration shall not be agreed between the Company and Trusted Reviews, nor determined by an independent firm of accountants;

5.4.3	the Relevant Date shall, at the request of the Purchaser, only be shortened (by way of agreement between the Company and Trusted Reviews) such that the amount of the Fair Market Value and the amount of the Reverse Licence Consideration do not fall to be determined by an independent firm of accountants, and not otherwise; and

5.4.4	no other rights or powers shall be exercised, no other actions shall be undertaken and no other consents or agreements shall be made or given, in each case by or on behalf of the Company or Trusted Reviews in connection with the IP and Data Transfer Agreement.

Escrow Letter

5.5	The Seller and the Purchaser shall act in good faith and use all reasonable endeavours to agree the Escrow Letter with the Escrow Agent in a form consistent with the provisions of Schedule 12 of this Agreement by a date which is before the Completion Date.

New Contracts

5.6	Between the date of this Agreement and Completion, the Seller shall use reasonable endeavours to procure that the relevant members of the Seller’s Group enter into full form written agreements consistent with the New Contracts Heads of Terms and in a form acceptable to the Purchaser (acting reasonably) (the “New Contracts”). For the avoidance of doubt, it is acknowledged and agreed between the Parties that, pending the New Contracts entering into force and effect, the New Contracts Heads of Terms constitute legally binding agreements between the Seller and the Company.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.	EXCHANGE AND COMPLETION

Obligations on or around the date of this Agreement

6.1	On the date of this Agreement:

6.1.1	the Seller shall deliver or cause to be delivered to the Purchaser:

(A)	an extract from the minutes of a meeting of the directors of (i) the Seller; and (ii) the Guarantor, authorising each respectively to enter into and, subject to Completion, to perform its respective obligations under this Agreement, each document in the agreed terms (and each document referred to in them) to which it is a party, certified to be a true and complete copy by a director or the secretary of the Seller and Guarantor (as the case may be);

(B)	acknowledgements in such form as the Purchaser has specified to the Seller prior to the date of this Agreement (which are in such form as required by the finance provider to the Purchaser) duly executed by the Seller of notice of assignment by the Purchaser of its rights under; (i) this Agreement; (ii) the Swap Confirmation; (iii) the Transitional Services Agreement; and (iv) the Tax Deed to any Funding Party to the Purchaser and their agent(s) and trustee(s); and

(C)	the Equity Commitment Letter duly executed by it; and

(D)	the Transitional Services Agreement duly executed by the Seller and the Company

6.1.2	the Purchaser shall deliver or cause to be delivered to the Seller:

(A)	a copy of or extract from the minutes of a meeting of the directors of the Purchaser authorising the Purchaser to enter into and, subject to Completion, to perform its respective obligations under this Agreement, each document in the agreed terms (and each document referred to in them) to which it is a party, certified to be a true and complete copy by a director or the secretary of the Purchaser; and

(B)	the Equity Commitment Letter duly executed by the Purchaser and Epiris GP Limited (acting in its capacity as investment manager of the Epiris Funds).

6.1A

(1)	If, between the date of this Agreement and a date prior to Completion, a New Working Capital Loan is made, or any other Working Capital Loan, or the Overdraft Facility, is repaid, the Seller shall promptly provide written notice of the same to the Purchaser. In any event, the Seller shall procure that, to the extent the Overdraft Facility would otherwise have been required to be drawn for the Company’s working capital purposes (in an amount not exceeding £5,000,000) immediately prior to Completion, such Overdraft Facility is repaid in full from the proceeds of the New Working Capital Loan and cancelled.

(2)	The Seller shall procure that the Time Inc. Working Capital Loan is repaid in full and extinguished on or before 28 February 2018.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(3)	The Seller shall notify the Purchaser in writing not later than 2 Business Days before the Completion Date of the total amount of the Working Capital Loans to be repaid on Completion.

Completion Date

6.2	Completion shall take place at 5.00 p.m. (London time) on 15 March 2018 (the “Completion Date”) at the offices of the Seller’s Solicitors or at such other time, date and place as the Seller and Purchaser shall agree.

Seller’s Obligations

6.3	At Completion, the Seller shall observe and perform all of the provisions of part 1 of Schedule 5.

Purchaser’s Obligations

6.4	At Completion, the Purchaser shall observe and perform all of the provisions of part 2 of Schedule 5.

Failure to comply with Completion obligations

6.5	If the Seller does not comply with its obligations in part 1 of Schedule 5 in all material respects the Purchaser may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement):

6.5.1	proceed to Completion as far as is practicable;

6.5.2	defer Completion (so that the provisions of this Clause 6 shall apply to Completion as so deferred); or

6.5.3	terminate this Agreement by notice in writing to the Seller, which shall, except for this Clause 6.5 and the provisions of Clause 12, cease to have effect.

6.6	If the Purchaser does not comply with its obligations in part 2 of Schedule 5 in all material respects the Seller may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement):

6.6.1	proceed to Completion as far as is practicable;

6.6.2	defer Completion (so that the provisions of this Clause 6 shall apply to Completion as so deferred); or

6.6.3	terminate this Agreement by notice in writing to the Purchaser which shall, except for this Clause 6.6 and the provisions of Clause 12, cease to have effect.

6.7	This Clause 6 applies to a Completion so deferred as it applies where Completion has not been deferred.

7.	SELLER WARRANTIES

Seller Warranties

7.1	Subject (where relevant) to the limitations in Clause 8:

7.1.1	the Seller warrants to the Purchaser that the Seller Warranties are true, accurate and not misleading at the date of this Agreement; and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.1.2	the Seller warrants to the Purchaser that the Fundamental Warranties are true, accurate and not misleading immediately prior to Completion.

7.2	For the purposes of Clause 7.1.2, references to the date of this Agreement in the Fundamental Warranties shall be construed as a reference to the date of Completion.

Seller’s Knowledge

7.3	Where any of the Seller Warranties (except the Fundamental Warranties) is qualified by the expression “to the best of the knowledge, information and belief of the Seller” or “so far as the Seller is aware” or any similar expression, that Seller Warranty shall be deemed to include an additional statement that for this purpose the Seller has made due and careful enquiry only of Marcus Rich, Stephen May, Susana D’Emic, Hannah Farrington, Sam Finlay, Adrian Hughes, Angela O’Farrell, Lesley Swarbrick, Rob King and Kirsty Mulhern as at the date of this Agreement.

Seller Warranties, Guarantor Warranties and Purchaser Warranties not extinguished by Completion

7.4	The Seller Warranties, the Guarantor Warranties and the Purchaser Warranties shall not in any respect be extinguished or affected by Completion.

Covenant not to sue

7.5	The Seller:

7.5.1	undertakes with the Purchaser that on or before Completion, any amounts owed by any member of the Seller’s Group to any Group Company shall be repaid (other than the amounts that the Purchaser is required to pay, repay or procure are repaid as set out in Clause 7.6); and

7.5.2	confirms that it has, and at Completion it will have, no claim or right of action (whether in respect of any breach of contract or monies due to it or on any account whatsoever) against any Group Company or against any person who is at the time such claim is made, a director or employee of any Group Company on whom it may have relied before agreeing to any term of this Agreement or the Tax Deed or authorising any statement in the Disclosure Letter (other than a claim in respect of the fraud of any such person). The rights of each Group Company and any director or employee of any Group Company under this Clause 7.5 are subject to the provisions of Clause 7.6 and Clause 14.15.

7.6	Clause 7.5 is without prejudice to the obligations of the Purchaser and the Group Companies to:

7.6.1	pay the Intra-Group Payables at Completion pursuant to Clause 4;

7.6.2	pay any amounts in respect of Rates Dispute in accordance with Clause 9.14;

7.6.3	pay amounts received in respect of the Wyndeham Loan by way of repayment of the Link House Loan in accordance with Clause 9.17.1;

7.6.4	pay amounts for which the Purchaser or Group Companies are liable pursuant to Clause 10;

7.6.5	pay any amounts pursuant to, and in accordance with, the terms of the Swap Confirmation;

7.6.6	pay any amounts to the Seller pursuant to, and in accordance with, the terms of the Transitional Services Agreement;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.6.7	pay any amounts to the Seller or any Seller Related Party, to the extent: (i) that a corresponding liability in respect of such payment has been specifically included in the Locked Box Accounts; or (ii) of a specific provision which has reduced the value of an asset in the Locked Box Accounts or increased the amount of a liability in the Locked Box Accounts;

7.6.8	repay, to the extent outstanding on or before Completion, the Working Capital Loans; or

7.6.9	pay, in the ordinary course of business, any amounts to:

(A)	Time Inc. Retail in respect of the distribution in the US of titles published by any Group Company;

(B)	TMEL in respect of the hosting of events by TMEL on behalf of any Group Company;

(C)	Time Inc. Retail in respect of the agreement between Marketforce and Time Inc. Retail for the distribution of US titles;

(D)	Time Inc. Retail in respect of the agreement between Time Inc. Retail and Marketforce for the distribution of UK titles;

(E)	TMEL in respect of the agreement between Marketforce and TMEL for the distribution of Time and Fortune;

(F)	TMEL in respect of the EDB Brainstorm event (Wallpaper*) pursuant to the EDB Contract, including pursuant to any New Contract;

(G)	TMEL in respect of the China Heritage Contract;

(H)	Viant Limited in respect of the Group Sharing Agreement between the Company and Viant Limited in respect of Manchester office space;

(I)	TMEL in relation to the Third Floor Licences;

(J)	any member of the Seller’s Group pursuant to any New Contract;

(K)	any member of the Seller’s Group in relation to the Hyundai Contract; and

(L)	the Guarantor pursuant to, and in accordance with, the Bangalore Arrangements, save to the extent that any such amounts have not been fully off-set by the payment to the Guarantor of the software licence fee payable to the Company under the Software Licence Agreement,

(together, the “Seller Group Contracts”).

7.7	Notwithstanding Clause 7.5 to the extent that any claim, right of action or obligation referred to in Clause 7.5 exists or may exist, the Seller irrevocably and unconditionally waives that claim, right of action or obligation and agrees to release and discharge each Group Company, and each person who is at the time any claim might be brought against him or it, a director, officer or employee of any Group Company from any liability whatsoever in respect of such claim, right of action or obligation (other than a claim in respect of the fraud of any such person). The rights of each Group Company and any shareholder, director, officer, employee of each Group Company under this Clause 7.7 are subject to the provisions of Clause 7.6 and Clause 14.15.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.	SELLER LIMITATIONS ON LIABILITY

Disclosure

8.1	The General Warranties and Tax Warranties are qualified by those matters fairly disclosed (with sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter so disclosed and to make a reasonable assessment of the matter concerned (“Fairly Disclosed”)) in or pursuant to the:

8.1.1	Disclosure Letter; or

8.1.2	Data Room.

Monetary Limits

8.2	The maximum aggregate amount of the liability of the Seller in respect of the aggregate of all Claims shall not exceed an amount equal to the Cash Consideration.

8.3	The maximum aggregate liability of the Seller for all General Warranty Claims and Tax Claims shall not exceed an amount equal to 25 per cent. of the Cash Consideration.

8.4	The Seller shall have no liability in respect of any General Warranty Claim or Tax Claim (save for any Claim made under the Tax Deed) unless the aggregate amount of the liability of the Seller in respect of all such General Warranty Claims and Tax Claims (save for any Claim made under the Tax Deed) exceeds £1,000,000 in which case the Seller shall be liable for the full amount of such General Warranty Claims and Tax Claims and not just the excess.

8.5	The Seller shall have no liability in respect of any General Warranty Claim or Tax Claim unless the amount of the Claim exceeds £100,000 in which case the Seller shall be liable for the full amount of such General Warranty Claim or Tax Claim not just the excess and the full amount of such General Warranty Claim or Tax Claim shall be taken into account for the purposes of Clause 8.4. A General Warranty Claim or Tax Claim for which the Seller has no liability pursuant to this Clause 8.5 shall not be taken into account when calculating whether the aggregate amount of the liability exceeds £1,000,000 for the purposes of Clause 8.4. For the purpose of this Clause 8, any amount claimed which relates to more than one event or circumstance shall be treated as a number of separate Claims in respect of each event or circumstance.

Time Limits

8.6	The Seller shall not be liable for any:

8.6.1	General Warranty Claim, unless the Purchaser gives written notice of such General Warranty Claim on or before the date being eighteen months from Completion;

8.6.2	Locked Box Claim, unless the Purchaser gives written notice of such Locked Box Claim on or before the date being nine months from Completion; and

8.6.3	Tax Claim, unless the Purchaser gives written notice of such Tax Claim to the Seller on or before the date being six years from the end of the last accounting period commencing prior to Completion.

8.7	Without prejudice to Clause 8.6, when giving such notice of General Warranty Claim, Tax Claim or Locked Box Claim the Purchaser shall specify in such detail as is reasonably available to the Purchaser at that time the matters which give rise to the General Warranty Claim, Tax Claim or Locked Box Claim (as applicable) and, so far as is practicable and reasonably ascertainable by the Purchaser, the amount likely to be claimed in respect of it.

8.8	To the extent that a Claim (other than a Claim made under the Tax Deed or a Locked Box Claim) arises out of a liability which at the time that it is notified to the Seller is contingent only, the Seller shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.9	A Claim (other than a Claim made under the Tax Deed or a Locked Box Claim) shall not be enforceable against the Seller and shall be deemed to have been withdrawn, unless legal proceedings in respect of such Claim are commenced (by being issued and served):

8.9.1	within 9 months of contingent liability to which such Claim related ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Seller, was a contingent liability; and

8.9.2	within 9 months of service of notice of the Claim on the Seller with regard to any other Claim.

Purchaser’s knowledge

8.10	The Seller shall not be liable in respect of a General Warranty Claim or Claim for breach of Tax Warranty to the extent that the Purchaser has actual knowledge at the date of this Agreement of any fact, matter or circumstance which it knows would entitle it to make a Claim under the General Warranties or a Claim for breach of Tax Warranty. For the purposes of this Clause 8.10, the knowledge of the Purchaser shall be limited to the actual knowledge of Chris Hanna, Ian Wood and Nicola Gray each having made enquiries of each other as at the date of this Agreement.

Purchaser’s actions

8.11	The Seller shall not be liable in respect of a General Warranty Claim or Claim for breach of Tax Warranty to the extent that the General Warranty Claim or Claim for breach of Tax Warranty would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser or any of the Group Companies of which the Purchaser or Group Company was aware or ought reasonably to have been aware would give rise to the General Warranty Claim or Claim for breach of Tax Warranty, unless that thing done or omitted to be done is:

8.11.1	in the ordinary course of the business of the Purchaser or the Group Company as carried on at Completion;

8.11.2	pursuant to a legally binding commitment created on or before Completion;

8.11.3	done at the prior written request of the Seller; or

8.11.4	required by Applicable Law.

Changes in law, regulation and practice

8.12	The Seller shall not be liable in respect of a General Warranty Claim or Locked Box Claim to the extent that such General Warranty Claim or Locked Box Claim arises or is increased as a result of:

8.12.1	a change in law, administrative practice or published interpretation of the law, after the date of this Agreement including any increase in the rates of Taxation, or any imposition of Taxation or any withdrawal of relief from Taxation not in effect at the date of this Agreement whether or not the change purports to be effective retrospectively in whole or part; or

8.12.2	any change in the accounting policies or practice of the Purchaser, or any of its group undertakings, or any Group Company after the Locked Box Date; or

8.12.3	the passing of any legislation or making of any subordinate legislation after the date of this Agreement.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Matters included in the Locked Box Accounts

8.13	The Seller shall not be liable in respect of a General Warranty Claim or claim under the Tax Warranties to the extent:

8.13.1	that any specific provision in relation to the matter which is the subject matter of such General Warranty Claim or claim under the Tax Warranties has been included in the Locked Box Accounts; or

8.13.2	of a specific provision which has reduced the value of an asset in the Locked Box Accounts or increased the amount of a liability in the Locked Box Accounts.

Sums recoverable from third parties

8.14	In the event that the Purchaser or any Group Company is entitled to recover any sum from a third party (including under an insurance policy) in respect of any matter or event giving rise to a Claim (other than a Tax Claim, a Locked Box Claim or a Claim relating to the Fundamental Warranties (or any of them)), the Purchaser shall (or shall procure that the relevant Group Company shall) use its reasonable endeavours to recover that sum (and shall keep the Seller at all times reasonably informed of the conduct of such recovery). If any sum is so recovered, then either the amount payable by the Seller in respect of that Claim shall be reduced by an amount equal to the sum actually recovered (less all reasonable out of pocket expenses incurred by the Purchaser and/or the relevant Group Company in recovering that sum and less any Tax attributable to or suffered in respect of such sum or which would otherwise be payable but for the use or set-off of any Tax Relief) or (if any amount shall already have been paid by the Seller in respect of that Claim) there shall be repaid to the Seller an amount equal to the amount actually recovered (less all reasonable out of pocket expenses incurred by the Purchaser and/or the relevant Group Company in recovering that sum and less any Tax attributable to or suffered in respect of such sum or which would otherwise be payable but for the use or set-off of any Tax Relief), provided that the Purchaser shall not be required to pay to the Seller an amount exceeding any amount already paid by the Seller in respect of the relevant Claim.

Actions by third parties

8.15	If the Purchaser becomes aware of any claim, action or demand made against it or any Group Company by a third party which may give rise to a Claim (other than a Tax Claim or a Locked Box Claim) (a “Third Party Claim”):

8.15.1	the Purchaser shall as soon as practicable, notify the Seller giving such details as are reasonably available to the Purchaser at that time, of the relevant facts and circumstances relating to the Third Party Claim;

8.15.2	the Purchaser shall, and shall procure that the relevant Group Company shall, keep the Seller informed of all material developments in relation to the Third Party Claim and shall not settle or make any admission of liability, agreement or compromise with any person, body or authority in relation to any claim or matter relating to the Third Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed;

8.15.3

the Purchaser shall and shall procure that each Group Company shall, in each case, subject to Applicable Laws, give the Seller and its professional advisers (at the sole cost and expense of the Seller) reasonable access to the relevant personnel of the Group and to the relevant documents, records and information that are in the possession of the Group (together with a right to make copies of the same) as the Seller may reasonably request during normal business hours and the Purchaser shall and shall procure that each Group Company shall keep safe all documents, records and information relating to the same (save where the Purchaser considers (acting reasonably) that to do so: (i) would cause undue

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

material disruption to the business and/or operations of any member of the Group; (ii) would be reasonably likely to prejudice legal privilege; (iii) would reasonably be expected to materially prejudice the legitimate interests of any member of the Purchaser’s Group; or (iv) would reasonably be expected to breach any obligations of confidentiality owed to a third party); and

8.15.4	subject to the Purchaser and the relevant Group Company being indemnified against all costs and expenses which may be incurred in respect of such Third Party Claim, the Purchaser shall and shall procure that the relevant Group Company shall, take such action as the Seller may reasonably request in relation to the Third Party Claim, including commencing conducting, defending, resisting, settling, compromising or appealing against any proceedings, save where the Purchaser considers (acting reasonably) that taking any such action would reasonably be likely to prejudice the legitimate interests or tax affairs of the Purchaser’s Group and the goodwill attaching to its or their businesses in each case to an extent that is material to the Purchaser’s Group taken as a whole.

Mitigation

8.16	Nothing in this Clause 8 restricts or limits the general obligation at law of the Purchaser to mitigate its or a Group Company’s loss suffered (or which would otherwise be suffered) in respect of any matter, event or circumstance giving rise to a Claim (other than a Claim made under the Tax Deed).

No liability to third parties

8.17	No person other than the Purchaser is entitled to make any Claim.

No double recovery

8.18	The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss or damage suffered. For this purpose, recovery by the relevant Group Company shall be deemed to be recovery by the Purchaser and/or the Company.

Indirect or consequential damages

8.19	Other than in respect of a Claim made under the Tax Deed, the Seller shall not be liable to the Purchaser in respect of any:

8.19.1	indirect or consequential loss;

8.19.2	any punitive damages (whether direct or indirect).

No Seller Warranties in respect of Wyndeham Loan

8.20	Notwithstanding any other provision of this Agreement, no Seller Warranties are given by the Seller in respect of the Wyndeham Loan and the Purchaser shall not be entitled to make any Claim in respect of the Wyndeham Loan.

No liability in respect of the Trusted Reviews Reorganisation

8.21

Notwithstanding any other provision of this Agreement or the Tax Deed, the Parties agree that neither the Seller nor the Guarantor shall have any liability in respect of a claim under this Agreement or under the Tax Deed (including, for the avoidance of doubt, in respect of a General Pension Indemnity Claim, a Pensions Indemnity Claim, the indemnity in Clause 9.20.2 and the Seller Warranties) if to the extent that such liability arises or is increased as a direct or indirect result of the Trusted Reviews Reorganisation. For the avoidance of doubt, each of the Seller and the Guarantor agrees with the Purchaser that the Trusted

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Reviews Dispute is not a direct or indirect result of the Trusted Reviews Reorganisation and that the provisions of this Clause 8.21 shall in no way affect the enforceability of, or limit the Seller’s or the Guarantor’s liability under, the indemnity given in favour of the Purchaser in Clause 9.2.

General

8.22	This Clause 8 applies notwithstanding any other provision of this Agreement to the contrary and shall not cease to have effect as a consequence of any rescission or termination of any other provisions of this Agreement.

8.23	The limitations on the liability of the Seller set out in this Clause 8 shall not operate to limit, restrict or exclude any liability of the Seller in respect of any Claim arising out of any fraudulent act, fraudulent misrepresentation, fraudulent omission or fraudulent conduct of the Seller.

9.	PURCHASER WARRANTIES, UNDERTAKINGS AND POST COMPLETION MATTERS

Purchaser Warranties

9.1	The Purchaser warrants to the Seller at the date of this Agreement in the terms of the warranties set out in Schedule 7.

Preservation of information

9.2	The Purchaser undertakes to the Seller that it shall, and it shall procure that the Group Companies and its other group undertakings shall:

9.2.1	maintain their respective books and records in accordance with the requirements of Applicable Laws; and

9.2.2	until the seventh anniversary of Completion, or for such further period of time following the seventh anniversary of Completion as may be reasonably requested by the Seller prior to the seventh anniversary of Completion, maintain all books, records and other documents pertaining to the matters which are the subject of the indemnities set out in Clauses 9.19, 9.20, 9.21, 9.21A, 9.22 and 9.22A.

The Purchaser shall permit and allow, and shall procure that the Group Companies and its other group undertakings shall permit and allow, inspection and copying of the same by Seller, or any member of the Seller’s Group and their employees, agents and professional advisers (at the Seller’s expense) during normal business hours of the Group Companies, upon reasonable request and upon reasonable notice.

Return of information

9.3	If Completion does not take place:

9.3.1	the Purchaser undertakes to the Seller that it shall within a reasonable period of time hand over, or procure the handing over, to the Seller of, all accounts, records, documents and papers of or relating to any of the Seller, or any Group Company which have been made available to it by or on behalf of the Seller and all copies or other records derived from such materials and that it shall remove any information derived from such materials from any computer, word processor or other device containing information. This undertaking shall not apply to the extent the Purchaser reasonably believes that it is required by Applicable law to retain any such information or copies of it; and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.3.2	the Seller undertakes to the Purchaser that it shall within a reasonable period of time hand over, or procure the handing over, to the Purchaser of, all accounts, records, documents and papers of or relating to the Purchaser which have been made available to it by or on behalf of the Purchaser and all copies or other records derived from such materials and that it shall remove any information derived from such materials from any computer, word processor or other device containing information. This undertaking shall not apply to the extent the Seller reasonably believes that it is required by Applicable law to retain any such information or copies of it.

Release of guarantees and undertakings

9.4	The Purchaser undertakes that, after Completion, it shall use all reasonable endeavours to obtain the release of the Seller and any of its/their group undertakings from any guarantee or indemnity given for the benefit of any Group Company where such release has not already been procured at Completion, provided that, without prejudice to Clause 10, the Purchaser shall have no obligation to obtain the release of: (i) the Guarantor in respect of the guarantee given by it in respect of the Headleases; or (ii) the Seller and any of its/their group undertakings from any guarantee or indemnity pursuant to the Blue Fin Sale Agreement. For the avoidance of doubt, the Purchaser’s undertaking under this Clause 9.4 shall not apply in respect of any guarantee given by the Guarantor for the benefit of the trustee of the IPC Pension Scheme.

Protection of directors and former directors

9.5	If any person alleges that any director or former director has breached the duty that he or she owes or owed to any Group Company in his or her capacity as director, the Purchaser shall procure that all the shareholders of the relevant Group Company in relation to which such breach is alleged, to the fullest extent permitted by Applicable Laws, ratify by way of a unanimous written resolution, any act or omission of such director or former director which it is alleged constitutes a breach of duty, provided that this Clause 9.5 shall not apply in the case of any:

9.5.1	fraudulent act, omission, representation or conduct;

9.5.2	criminal act or conduct;

9.5.3	matter that would render invalid or void any insurance policy of any Group Company from time to time; or

9.5.4	act or conduct that is reasonably likely to bring any Group Company or the business of any Group Company into disrepute.

If the Purchaser fails to procure such ratification (except as so provided) the Purchaser and the Company shall, to the fullest extent permitted by law, jointly and severally indemnify such director for any loss suffered as a result of the failure to procure such ratification.

9.6	To the maximum extent permitted by Applicable Laws, each of the Purchaser and the Seller undertake to each other and to any person who was at the date of this Agreement a current or former director, officer or employees of the Seller or any Group Company (each such person an “Officer”) that it will not at any time make any claim against any Officer in respect of any matter arising in connection with this Agreement or any Transaction Document, provided that this Clause 9.6 shall not prevent a claim which relates solely to the conduct of the relevant Officer which amounts to a fraudulent act, fraudulent misrepresentation, fraudulent omission or fraudulent conduct.

9.7	The Purchaser shall take all reasonable steps to purchase and maintain for a period of six years, Directors’ and Officers’ Liability Insurance to insure each and every former director of each Group Company in respect of their period of appointment as a director of the relevant Group Company with such tail insurance having an effective date that is no later than the Completion Date.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Global Insurance Policies and insurance generally

9.8	The Seller and Purchaser agree that, in relation to the Global Insurance Policies:

9.8.1	any Disclosed Insurance Claims (including further claims directly relating to any Disclosed Insurance Claims (subject to the terms, conditions and availability of coverage under the applicable Global Insurance Policies));

9.8.2	in the case of claims arising insurance policies, any insurance claims relating to a Group Company that are made after Completion, but which relate to pre-Completion occurrences;

9.8.3	in the case of claims made insurance policies, any insurance claims that are notified prior to Completion,

(together, “Global Insurance Claims”) will be processed in accordance with the terms of any applicable Global Insurance Policy. For the avoidance of doubt, the Seller and the Purchaser agree that the Purchaser shall have access to the relevant Global Insurance Policies in respect of Global Insurance Claims until such time as the last Global Insurance Claim has been finally determined provided that nothing in this Clause 9.8 shall require the Seller to extend the relevant Global Insurance Policy beyond its existing term.

9.9	The Seller and Purchaser agree from Completion that:

9.9.1	in respect of the Global Insurance Claims, any deductible or retention payments due under the relevant policy shall be the liability of the Purchaser or the relevant Group Company; and

9.9.2	the Purchaser shall be responsible for obtaining such new insurance policies as it may determine are necessary to replace the Global Insurance Policies.

9.10	Without limitation to Clause 9.8, the Seller undertakes with the Purchaser that each policy of insurance that is held in the name of Group Company, in respect of which a Group Company is a named beneficiary or pursuant to which a Group Company otherwise enjoys coverage, shall be maintained in force by the relevant member(s) of the Seller’s Group or the relevant member(s) of the Group (as applicable) until Completion.

9.11	The Seller undertakes that, after Completion, it shall:

9.11.1	use all reasonable endeavours to obtain rebates from the relevant insurer(s) under the Global Insurance Policies of such part of the allocated premiums paid by the relevant member(s) of the Group after the Locked Box Date in respect of the Global Insurance Policies as relate to the period after Completion; and

9.11.2	pay to the Purchaser (or such other person as the Purchaser may direct in writing) any and all amounts received by it (or any other member of the Seller’s Group) pursuant to Clause 9.11.1 as soon as reasonably practicable, and in any event, with 10 Business Days of receipt by way of adjustment to the consideration given for the sale of the Shares.

Post Completion Obligations

9.12	The Parties agree that following Completion the share awards granted to any Employees prior to Completion under the Employee Share Plans shall be dealt with in accordance with part 4 of Schedule 5.

9.13	The Purchaser shall procure that the Company shall, and the Company shall, pay the outstanding balance of the Transaction Bonuses in full as soon as practicable following Completion and, in any event, no later than 6 April 2018.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.14	In the event that the Rates Dispute is finally determined following Completion and there has been (i) a net underpayment of non-domestic rates by the Company in respect of the period prior to Completion then, save as otherwise already satisfied pursuant to Clause 3.2, promptly following the issue of a rates demand to the Company, the Seller agrees to promptly pay to the Purchaser an amount equal to the amount of such net underpayment by way of a reduction in the consideration for the sale of the Shares; or (ii) a repayment from Southwark Council in respect of a net overpayment of non-domestic rates in respect of the period prior to Completion then, save as otherwise already satisfied pursuant to Clause 3.2, promptly following the repayment to the Company of such amounts, the Purchaser agrees to promptly pay to the Seller an amount equal to such amount as is received and constitutes the net overpayment by way of an increase in the consideration for the sale of the Shares.

9.15	Following Completion, the Purchaser agrees to procure that the Company shall, and the Company shall: (i) consult with the Seller regarding any material correspondence in relation to the Rates Dispute, (ii) follow the Seller’s lawful instructions in relation to the Rates Dispute; and (iii) not compromise, assign or settle the Rates Dispute without the Seller’s prior written consent.

9.16	The Seller shall, and shall procure that each other member of the Seller’s Group shall, following Completion:

9.16.1	within a reasonable period of time send to the Purchaser all papers, books, accounts and other records relating wholly to the Company or to any other Group Company, which are not required to be delivered under part 1 of Schedule 5 and which are not kept at any of the Real Properties and which are in the possession or control of the Seller or a member of the Seller’s Group;

9.16.2	at reasonable times during normal business hours and on reasonable advance notice, provide each member of the Purchaser’s Group, together with their respective officers, employees, advisers and agents, with access to, and copies of, any other papers, books, accounts or other records to the extent that they relate to the Company or any other Group Company and have not been delivered at Completion or pursuant to Clause 9.16.1 (the “Retained Records”); and

9.16.3	until the seventh anniversary of Completion, not dispose of or destroy any of the Retained Records, without first giving the Purchaser at least one month’s notice of the intention to do so and giving the Purchaser the opportunity to review and copy any of them.

9.17	Following Completion, the Purchaser shall procure that the Company shall, and the Company shall:

9.17.1	hold any amounts received by way of repayment of the Wyndeham Loan (including principal and interest) on trust for the Seller and pay such amounts promptly to the Seller (or a company in the Seller’s Group nominated by the Seller) and the Seller shall procure that any amount so paid by the Company shall be treated by Link House as a repayment of the Link House Loan;

9.17.2	if requested by the Seller, assign the benefit of the Wyndeham Loan from the Company to the Seller (or to a company in the Seller’s Group nominated by the Seller in writing), and the Seller shall procure that any such assignment shall be treated by Link House as a repayment of the Link House Loan; provided however that the Seller (acting reasonably) shall take all reasonable steps as requested by the Purchaser (acting reasonably) to preserve or replicate any material protections that the Company enjoys at the date hereof, in respect of its commercial relationship with Walstead Investments Limited;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.17.3	subject to the Purchaser and the Company being indemnified against all liabilities costs and expenses which may be incurred in connection therewith, institute and pursue legal proceedings for the recovery of any amounts due and payable under the Wyndeham Loan; and

9.17.4	not amend, terminate or assign, compromise or take any material step in respect of the Wyndeham Loan or create any further security over the Wyndeham Loan (other than by way of security in connection with any proposed financing by any Funding Party (provided that such security is without prejudice to the rights of the Seller set out in this Clause 9.17) or to any member of the Purchaser’s Group or otherwise as contemplated by this Agreement without the Seller’s prior written consent.

9.18	For the avoidance of doubt, the Seller acknowledges and agrees and shall hereby procure that Link House irrevocably and unconditionally agrees with the Purchaser and the Company that:

9.18.1	the Link House Loan is a non-recourse loan, and the Purchaser shall only be obliged to make or to procure any payment in respect of the same to the Seller (or such other member of the Seller’s Group as may be nominated by the Seller) pursuant to, and in accordance with, the provisions of Clause 9.17.1; and

9.18.2	at Completion, the amount of principal and interest outstanding under the Link House Loan shall be reduced (at no cost to the Company) by any amount necessary to ensure such that it is equal to the amount of the Wyndeham Loan (including principal and interest).

[***] Obligations

9.19	In accordance with the provisions of Schedule 2, the Seller and the Purchaser shall comply with their respective obligations to procure [***] in order to [***] the [***] from the relevant Group Company to another member of the Seller’s Group and otherwise to hold the Purchaser’s Group harmless from such obligations [***].

Pensions Indemnity

9.20	The Seller irrevocably undertakes to indemnify and keep indemnified the Purchaser after Completion against any losses, liabilities, costs or expenses arising before, on or after Completion in connection with:

9.20.1	the IPC Pension Scheme, the Time Warner Pension Scheme and any other “occupational pension scheme” which is not a “money purchase scheme” (as such terms are defined in the Pensions Schemes Act 1993) operated by the Seller, the Seller’s Group or a Group Company (which shall, for the purposes of this Clause 9.20 include EML and SnapTech) prior to Completion, whether such losses, liabilities, costs and expenses arise pursuant to the powers of the UK Pensions Regulator or otherwise and, for the further avoidance of doubt, including any claims made under section 75 or section 75A of the Pensions Act 1995 (“General Pension Indemnity Claim”); and

9.20.2	the indemnities granted by the Company and TIUPIL under the Blue Fin Sale Agreement in relation to pension and pension related benefits including, without limitation, the indemnities granted by the Company pursuant to clauses 12.1, 12.3 and 12.8 of the Blue Fin Sale Agreement, provided that the indemnities in this Clause 9.20 shall not apply in respect of any losses, liabilities, costs or expenses arising before Completion in connection with the matters set out at Clause 9.20.1 to the extent that such losses, liabilities, costs or expenses constitute a Permitted Leakage Payment.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[***] Dispute

9.21	Without prejudice to Clause 8, the Seller irrevocably undertakes to indemnify and keep indemnified the Purchaser after Completion against any losses, liabilities, costs or expenses including legal fees arising before, on or after Completion in connection with the [***] in aggregate but subject always to:

9.21.1	any such claims from the Purchaser in respect of such matter being notified and legal proceedings commenced against the Seller on or before the date which is [***] years from Completion;

9.21.2	the Seller’s aggregate liability in respect of such claims from the Purchaser not exceeding [***]; and

9.21.3	in the Seller’s sole discretion, either: (i) the Seller shall be entitled to take over and conduct in the relevant Group Company’s name the defence or settlement of any claim relating to the [***] or to prosecute in its name for its own benefit any proceedings relating to any such claim and the Seller shall have full discretion in the conduct or settlement of any such claim or proceedings relating to any such claim, provided that the Seller may not settle (or agree to settle) any such claim(s) (whether in whole or in part) in an aggregate amount exceeding [***], without the prior written consent of the Purchaser; or (ii) the Seller may elect to have the [***] be treated as if it were a Third Party Claim to be dealt with pursuant to Clause 8.15.

[***]

9.21A	Without prejudice to Clause 8, the Seller shall promptly following written demand indemnify the Purchaser in full in respect of any claim by [***] against the Company in relation to the [***], provided such claim arises:

(i)	under or as a result of any provision of UK insolvency law following the Company becoming or being deemed to be insolvent under any provision of UK insolvency law; and

(ii)	in connection with any act or omission by any of the Company, its Affiliates and/or any of their respective directors at any time prior to Completion [***].

The Seller may elect to have any claim from the Purchaser pursuant to this Clause 9.21A be treated as if it were a Third Party Claim to be dealt with pursuant to Clause 8.15.

[***] Dispute

9.22	Without prejudice to Clause 8, the Seller irrevocably undertakes to indemnify and keep indemnified the Purchaser after Completion against any losses, liabilities, costs or expenses including legal fees arising before, on or after Completion in connection with the [***] in aggregate but subject always to:

9.22.1	any such claims from the Purchaser in respect of such matter being notified and legal proceedings commenced against the Seller on or before the date which is [***] years from Completion; and

9.22.2	in the Seller’s sole discretion, either: (i) the Seller shall be entitled to take over and conduct in the relevant Group Company’s name the defence or settlement of any claim relating to the [***] or to prosecute in its name for its own benefit any proceedings relating to any such claim and the Seller shall have full discretion in the conduct or settlement of any such claim or proceedings relating to any such claim; or (ii) the Seller may elect to have the [***] be treated as if it were a Third Party Claim to be dealt with pursuant to Clause 8.15.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[***] Dispute

9.22A	Without prejudice to Clause 8, the Seller irrevocably undertakes to indemnify and keep indemnified the Purchaser after Completion against any losses, liabilities, costs or expenses including legal fees arising before, on or after Completion in connection with the [***] but subject always to:

9.22A(1)	any such claims from the Purchaser in respect of such matter being notified and legal proceedings commenced against the Seller on or before the date which is [***] years from Completion; and

9.22A(2)	in the Seller’s sole discretion, either: (i) the Seller shall be entitled to take over and conduct in the relevant Group Company’s name the defence or settlement of any claim relating to the [***] or to prosecute in its name for its own benefit any proceedings relating to any such claim and the Seller shall have full discretion in the conduct or settlement of any such claim or proceedings relating to any such claim; or (ii) the Seller may elect to have the [***] be treated as if it were a Third Party Claim to be dealt with pursuant to Clause 8.15.

[***]

9.23	The Seller agrees to use all reasonable endeavours to [***] by the date that is [***] years from Completion. In the event that the [***] has not been satisfied in full by such date, then the Parties acknowledge and agree that the provisions of [***] shall apply.

Anti-embarrassment

9.24	If following Completion but on or before the date which is six months from the Completion Date, a Trigger Event occurs, the Purchaser shall pay to the Seller, as additional consideration, an amount in cash equal to 50% of the Sale Proceeds received in respect of such Trigger Event.

9.25	If, after the date which is six months from the Completion Date but prior to the date which is 12 months from the Completion Date, a Trigger Event occurs, the Purchaser shall pay to the Seller, as additional consideration, an amount in cash equal to 25% of the Sale Proceeds received in respect of such Trigger Event.

9.26	For the purposes of Clauses 9.24 and 9.25:

“Trigger Event”:

(B)	the sale or other transfer (whether in a single transaction or a series of transactions and regardless of the structure or form of the transaction or transactions) by the Purchaser or any member of the Purchaser’s Group of all or substantially all of the Group Companies (including any options, warranties convertible securities, derivative securities or other rights of any kind to acquire any shares in any such Group Companies) or all or substantially all of their assets or business, including any agreement or arrangement in respect of any of the foregoing; or

(C)	any successful applications and admissions of all or any shares which may come to exist in any of the Group Companies or any of their holding companies or any of their subsidiaries from time to time (or any securities representing such shares) to any recognised investment exchange (as defined in section 285(1)(a) of the Financial Services and Markets Act, as may be amended from time to time),

“Sale Proceeds” the proceeds (whether cash or non-cash) received by the Purchaser or any member of the Purchaser’s Group and attributable to that Trigger Event less an amount equal to £120,000,000.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.27	The Purchaser undertakes to the Seller that:

9.27.1	it shall act in good faith in relation to Clauses 9.24, 9.25 and 9.26;

9.27.2	notwithstanding any other provision of this Agreement, in the event a Trigger Event occurs or is agreed prior to the date which is 12 months from the date of Completion, neither the Purchaser nor any member of the Purchaser’s Group shall publicly disclose the consideration received by any of them in relation to such Trigger Event, save as required by Applicable Law; and

9.27.3	the Purchaser will promptly notify the Seller in writing of any Trigger Event that occurs or is agreed prior to the date which is 12 months from the date of Completion and state in such notice the Purchaser’s calculation of the Trigger Event Payment, and such notice shall set out reasonable details of the Trigger Event.

9.28	The Seller shall reimburse the Purchaser promptly in relation to any liability, cost or expense that the Purchaser, or any Group Company, incurs after Completion in relation to Pensions Advisory Fees or the Pension Payment Reimbursement Obligation provided that this Clause 9.28 shall not apply in respect of the amounts referred to in Clauses 3.2.3, 3.2.4 and 3.2.5, to any amounts recovered under Clause 9.20 nor to any additional liability, cost or expense incurred by the Purchaser or any Group Company after Completion resulting from instructions to or advice from the relevant advisers or consultants after Completion.

10.	PURCHASER’S AND COMPANY’S CONDUCT IN RELATION TO [***]

10.1	From Completion until [***], or such earlier date on which [***] in full in respect of [***], and subject always to Clauses 10.4 and 10.5, the Company and Purchaser shall:

10.1.1	observe and perform the [***] contained in the [***] including in relation to the [***] on their due date for payment;

10.1.2	observe and perform [***] contained in the [***] including demanding the [***] and other sums due thereunder in a timely fashion prior to their due date(s) for payment;

10.1.3	observe and perform its [***] under the [***];

10.1.4	not take any action that would cause the Company’s [***] to be revoked or withdrawn in whole or part;

10.1.5	observe and perform its [***] under the [***] and act in accordance with the [***] instructions in relation to the same;

10.1.6	not exercise any of its [***] contained within the [***] to [***];

10.1.7	not continue [***] any of the [***] after [***], hold over under [***] or seek a [***] pursuant to [***];

10.1.8	act promptly on the [***] instructions in respect of all matters relating to the [***]; including in relation to any [***], provide all available information relating to the Company and/or the relevant [***] properly required by any third party [***] and execute all related documentation expeditiously when required by the [***] to do so;

10.1.9	act on the [***] instructions in respect of all matters relating to the [***] including (without limitation) in relation to [***] and other payments falling due under the [***], commencing proceedings for [***], dealing with [***] (including, without limitation, for [***]), serving [***], dealing with [***] and general management of the [***];

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.1.10	conduct [***] in relation to the [***] only in accordance with the instructions of the [***] and not settle any [***] without specific instructions to that effect from the [***];

10.1.11	provide the [***] with copies of all notices received in relation to any [***] within three working days of receipt and act in accordance with the [***] instructions in relation to the contents of such notices;

10.1.12	provide confirmation in writing to the [***] as soon as practicable following Completion that it consents to the [***] negotiating directly with the [***] in relation to any [***] with the [***] and provide such assistance as the [***] shall reasonably require in relation to such [***], including (without limitation) providing all information properly required by the [***] and executing all documentation expeditiously when required by the [***] to do so;

10.1.13	(In the event that the [***] will not negotiate directly with the [***] in relation to any [***] with the [***]) act promptly on the [***] instructions regarding such [***], provide all information properly required by the [***] and execute all documentation expeditiously when required by the [***] to do so; and

10.1.14	use all reasonable endeavours to [***] to the [***] under the [***] all [***] contained in the [***], on the [***], and act promptly on the instructions of the [***] in this respect.

10.2	The Purchaser and the Company jointly and severally, indemnify and hold the Seller harmless against all liabilities, costs, expenses, damages and losses (including all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Seller or the Guarantor arising out of or in connection with any breach by the Company of its obligations in Clause 10.1, save to the extent that the breach in question is non-payment by the Company of a [***] (as defined in Schedule 12) and in relation to such payment the Seller has failed to comply with its obligations in paragraph 6 of Schedule 12.

10.3	The Seller and the Guarantor jointly and severally indemnify the Purchaser and hold it harmless against all liabilities, costs, expenses, damages and losses (including all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Purchaser or the Company arising out of or in connection with the performance, until, and including, [***], of the obligations in Clause 10.1, save to the extent they are suffered or incurred as a result of a breach by the Company of the obligations in Clause 10.1 and this indemnity shall also apply to any liabilities, costs, expenses, damages and losses which relate to the period up to and including [***] but which do not arise or are not claimed by the [***] or notified to the Company until after [***].

10.4	It is acknowledged and agreed that in complying with Clause 10.1, the Company shall not be required to agree to [***] on the part of either the Company or the Purchaser, including without limitation entering into [***];

10.5	It is acknowledged between the Parties that:

10.5.1	any instructions to be provided by the [***] must be commercially and reasonably prudent with a view to [***] or the [***] of the [***];

10.5.2	the Company shall not be obliged to follow any instructions issued by the [***] which would result in the Company being in breach of [***]; and

10.5.3	if the [***] has failed to provide instructions and that failure would cause the Company to be in breach of [***] if it did not take action, the Company may take such reasonable and proper steps as would be deemed commercially prudent in the circumstances with a view to ensuring that such breach would not take place and shall notify the [***] as soon as possible upon doing so.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.6	Following Completion and until the [***] or, if earlier, the date on which the [***], the Purchaser shall pay to the Seller, within 5 working days of [***], an amount equal to (a) [***] of the [***] relating to the [***], being the proportion of such costs attributable to [***] by any Group Company in the [***]; and (b) such further percentage of the [***] as representing the proportion of such costs to the extent attributable to such [***] by any Group Company [***] during the [***], such appropriate portion as agreed by the Seller and the Purchaser acting reasonably within 30 days of the end of [***], or failing which as determined by an independent third party [***] nominated by either party as soon as reasonably practicable thereafter.

10.7	The Parties agree that the payment obligations of the Purchaser and/or the Company arising under Clause 10.2 and the payment obligations of the Seller and/or the Guarantor arising under Clause 10.3 shall be discharged by making the relevant adjustments to the payment obligations of the [***], as applicable, in accordance with the paragraph entitled [***].

10.8	The provisions of Schedule 12 shall apply and the Parties agree to observe and perform their respective obligations set out in Schedule 12. The Parties further agree that any sums due under Clause 10.2 and Clause 10.3 shall be reduced by and shall not be double-counted with the sums actually paid under the [***].

11.	PROTECTION OF PURCHASER INTERESTS

Definitions

11.1	In this Clause 11:

“Competing Business” any business that is in competition with the TrustedReviews business as it is being carried on by the Group at the Completion Date within the Restricted Territories but excluding always the Excluded Business;

“Excluded Business”

(a)	any business that is carried on by the Wider Meredith Group as at the date of this Agreement other than through the Group Companies;

(b)	any business acquired (“Target Business”) by a member of the Wider Meredith Group where such business is engaged in a Competing Business provided that: (i) the annual revenue of such Competing Business did not constitute more than 20 per cent. of the annual revenue of the Target Business acquired at the time of the acquisition; and (ii) a substantive purpose of the acquisition of the Target Business is not that of acquiring the Competing Business;

(c)	the entry into or participation by any member of the Wider Meredith Group in any joint venture or similar arrangement with any person that is engaged in a Competing Business unless the revenue generated in any given financial year from such Competing Business undertaken by the joint venture or similar arrangement constitutes more than 20 per cent of the aggregate revenue generated by such joint venture or arrangement in such financial year; and

(d)	the holding by any member of the Wider Meredith Group for investment purposes only of up to 3 per cent. of any class of securities quoted or dealt in on a Recognised Stock Exchange, and

“Restricted Territories” England, Wales, Scotland, Northern Ireland (or all or any of them).

Employees and competition

11.2	The Seller covenants with the Purchaser and each Group Company that until the expiration of two years from Completion, the Seller shall procure that no member of the Wider Meredith Group shall, in each case, whether carried out directly or indirectly, on its own behalf, or on behalf of or jointly with, any other person:

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.2.1	solicit or endeavour to entice away from any Group Company, or knowingly assist in, or procure, the employment by any other person of, any person who is at Completion (or who has been at any time during the period of 12 months immediately preceding the Completion Date) employed or engaged by any Group Company in an executive capacity, with a view to inducing that person to leave such employment or engagement (whether or not such person would commit a breach of their contract of employment or engagement by reason of leaving), provided that the placing of any bona fide general advertisement which is not specifically directed at such person or the recruitment of such person through an employment agency which has not been specifically instructed to solicit such person, shall not constitute a breach of this Clause 11.2.1;

11.2.2	carry on or be engaged, concerned or interested in a Competing Business; or

11.2.3	acquire from any third party, create or otherwise commence a Competing Business.

Benefit of restrictions

11.3	Each of the restrictions entered into by the Seller in Clause 11.2 are given to the Purchaser for itself and each Group Company, and shall be enforceable by each and any of them.

Separate and individual restrictions

11.4	The restrictions contained in each sub-clause of Clause 11.2 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

Purchaser Undertakings

11.5	Other than as permitted by Clause 11.7, the Purchaser shall not, and shall procure that no member of the Purchaser Group shall, after Completion, in any way suggest, imply or in any way represent or hold out that any Group Company is still a member of the Seller’s Group or that any Group Company has any connection with the Seller’s Group (save to the extent that is in fact the case).

11.6	The Purchaser (for an on behalf of each Group Company) agrees and acknowledges that, save as provided pursuant to Clause 11.7 or by the terms of the Transitional Services Agreement:

11.6.1	nothing in this Agreement or any Transaction Document shall operate to transfer or licence, or shall operate as an agreement to transfer or licence, to the Purchaser or any Group Company, any right, title or interest in or to any Time Mark or any associated goodwill, or any domain name that includes any Time Mark; and

11.6.2	neither the Purchaser nor any Group Company shall, at any time on or following Completion use any Time Mark in the course of business and nothing in this Agreement or any of the Transaction Documents shall be construed as granting the Purchaser or any Group Company any licence to create, print, prepare, install, or display any company name, business name, sign, stationary, signage, advertising, domain names, URL, keyword, web pages, packaging equipment or materials in any jurisdiction bearing any Time Mark.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.7	The Seller grants to each Group Company a non-exclusive, royalty-free and non-transferable licence to use, in those territories in which the Time Marks are currently used by a Group Company, the Time Marks in the ordinary course of its business, including in its registered company and/or business name, for a period of 90 days following Completion, following which date each Group Company (and the Purchaser) shall have no right to use any Time Mark in any jurisdiction. The Purchaser agrees to procure within 90 days of Completion that the Purchaser and each Group Company shall, and shall use reasonable endeavours to ensure that any authorised third party shall cease and refrain from using any Time Mark in the course of business and in any company name, business name, sign, stationary, signage, advertising, domain names, URL, keyword, web pages, packaging equipment or materials in any jurisdiction and shall procure that the name of each Group Company is changed to a name that does not include any Time Mark save that a Group Company, for so long as it is a Group Company, may use, as a registered company and/or business name only, the name “TI Media” provided that “TI Media” is never represented in any form that highlights or gives prominence to the first four letters of that name and that “TI” is always separated from “Media” by at least a space.

11.8	The Seller shall procure that:

11.8.1	within 90 days of Completion, each member of the Seller’s Group which has “IPC” in its company name changes its name to a company name that does not include “IPC”; and

11.8.2	following such time, that no member of the Seller’s Group shall use “IPC” in its company or business name.

12.	TERMINATION

Termination events

12.1	Subject to Clause 12.2, this Agreement shall automatically terminate with immediate effect and each Party’s rights and obligations shall cease to have force and effect if:

12.1.1	the Purchaser gives notice to the Seller pursuant to Clause 6.5.3 that it wishes to terminate this Agreement; or

12.1.2	if the Seller gives notice to the Purchaser pursuant to Clause 6.6.3 that it wishes to terminate this Agreement.

Effect of termination

12.2	The termination of this Agreement shall not affect:

12.2.1	any rights or obligations which have accrued or become due prior to the date of termination; and

12.2.2	the continued existence and validity of the rights and obligations of the Parties under any provision which is expressly or by implication intended to continue in force after termination (together with those Clauses necessary for their interpretation) including this Clause and Clauses 1, 14, 15, 16 and 17.

No other right to terminate or rescind

12.3	Subject to Clauses 6.5.2 and 6.5.3, the Purchaser shall have no right (including any right under common law or any right in respect of claims arising under or in connection with this Agreement, other than in the case of fraud) to delay or defer Completion or either before or after Completion to rescind or terminate or fail to perform this Agreement and shall not be entitled to treat the Seller as having repudiated this Agreement. The sole remedy of the Purchaser in relation to any delay, default, breach or failure on the part of the Seller under, or in relation to, this Agreement (other than in the case of fraud) shall be in damages and the Purchaser hereby expressly and unconditionally waives all other rights and remedies (whether statutory, at common law, in equity or otherwise).

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.	GUARANTEE AND INDEMNITY

13.1	The Guarantor unconditionally and irrevocably guarantees to the Purchaser the punctual discharge of the following obligations or liabilities of:

13.1.1	the Seller:

(A)	pursuant to Clause 2;

(B)	pursuant to Clauses 9.19, 9.20, 9.21, 9.21A, 9.22, 9.22A, 10.3 and 11.2;

(C)	pursuant to any Seller Warranty Claim;

(D)	to pay to the Purchaser any amount due under or in connection with this Agreement pursuant to any express payment obligation;

(E)	pursuant to the Tax Deed; and

(F)	pursuant to Schedule 2 and Schedule 12; and

13.1.2	International Publishing Corporation under the Swap Confirmation,

(together, the “Guaranteed Obligations”); and

13.1.3	undertakes with the Purchaser that if the Seller or International Publishing Corporation (in each case, as applicable) fails to pay any amount due in respect of any Guaranteed Obligation, it shall promptly on demand pay that amount as if it was the principal obligor.

13.2	Without prejudice to the rights of the Purchaser against the Seller or against International Publishing Corporation (in each case, as applicable), the Guarantor shall be a primary obligor and shall be deemed a principal debtor in respect of the Guaranteed Obligations under this Agreement and not a surety.

13.3	The Purchaser may make any number of demands of the Guarantor.

13.4	The Guarantor’s obligations under this Clause 13 shall be in addition to any rights the Purchaser may have now or subsequently under any other agreement or security in relation to this Agreement, the Tax Deed, the Swap Confirmation or the Guaranteed Obligations. The Purchaser may enforce its rights against the Guarantor after first making a demand for recourse against the Seller or International Publishing Corporation (in each case, as applicable).

13.5	The Guarantee is a continuing guarantee and indemnity and shall remain in force until all of the Guaranteed Obligations have been fully performed and all sums payable by the Seller and International Publishing Corporation in respect of the Guaranteed Obligations have been fully paid. Accordingly, the Guarantor’s liability to the Purchaser shall not be discharged, impaired or affected by (in each case, whether or not known to the Guarantor or the Purchaser):

13.5.1	any legal limitation, disability or incapacity or other circumstances relating to the Purchaser or any change in the members or status of the Purchaser or any other person;

13.5.2	any intermediate payment or discharge;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.5.3	any variation of any of the terms of this Agreement, the Tax Deed, the Swap Confirmation or of any of the Guaranteed Obligations;

13.5.4	any time, waiver or consent granted to or composition with the Purchaser or any other person;

13.5.5	any defect in the obligations of the Seller, International Publishing Corporation or the Purchaser;

13.5.6	the liquidation or dissolution of the Seller or of International Publishing Corporation, or the appointment of a receiver, administrative receiver or administrator of the Seller’s or International Publishing Corporation’s assets or any other insolvency proceeding relating to the Seller or to International Publishing Corporation, or any other matter affecting the obligation of the Seller or International Publishing Corporation to perform any Guaranteed Obligation;

13.5.7	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement, the Tax Deed or the Swap Confirmation; or

13.5.8	any other matter, act, omission or thing which, but for this Clause 13, might reduce, vitiate, release, prejudice or affect any of the Guarantor’s obligations in respect of the Guaranteed Obligations.

13.6	The Guarantor agrees with the Purchaser that if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Purchaser immediately on demand against any cost, loss or liability it incurs as a result of the Seller or International Publishing Corporation (in each case, as applicable) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Guaranteed Obligation promptly on demand on the date which it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 13 if the amount claimed had been recoverable on the basis of a guarantee.

13.7	The Guarantor undertakes to fully and effectively indemnify, keep indemnified and hold harmless the Purchaser from and against all actions, claims, loss, liabilities, damages and demands, and all costs and expenses which the Purchaser may suffer or incur or which may be brought against the Purchaser in any jurisdiction arising, directly or indirectly out of, in respect of, or in connection with: (i) any default by the Seller in performing any Guaranteed Obligation set out Clause 13.1.1; (ii) any default by International Publishing Corporation in performing the Guaranteed Obligation set out in Clause 13.1.2; or by the Guarantor in performing its obligations under this Agreement.

13.8	Until all of the Guaranteed Obligations set out in Clause 13.1.1 have been unconditionally and irrevocably discharged, the Guarantor agrees that:

13.8.1	it will not make demand for the payment of any sum from the Seller connected with or in relation to the sum or performance demanded by the Purchaser under this Clause 13 or claim any set-off or counterclaim against the Seller in respect of any amount payable by it under this Clause 13;

13.8.2	it will not exercise any rights which it may have by reason of the performance by it of its obligations under the Guarantee:

(A)	to be indemnified by the Seller;

(B)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under this Agreement, the Tax Deed or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations; or

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(C)	to bring legal or other proceedings for an order requiring the Seller to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Clause 13;

13.8.3	if the Seller is insolvent or in liquidation, the Guarantor will not claim or prove in any such insolvency or liquidation in competition with the Purchaser in respect of the performance by the Seller of its obligations under this Clause 13.

13.9	Until all of the Guaranteed Obligations set out in Clause 13.1.2 have been unconditionally and irrevocably discharged, the Guarantor agrees that:

13.9.1	it will not make demand for the payment of any sum from International Publishing Corporation connected with or in relation to the sum or performance demanded by the Purchaser under this Clause 13 or claim any set-off or counterclaim against the Seller in respect of any amount payable by it under this Clause 13;

13.9.2	it will not exercise any rights which it may have by reason of the performance by it of its obligations under the Guarantee:

(A)	to be indemnified by International Publishing Corporation;

(B)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under this Agreement, the Swap Confirmation or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations; or

(C)	to bring legal or other proceedings for an order requiring International Publishing Corporation to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Clause 13;

13.9.3	if International Publishing Corporation is insolvent or in liquidation, the Guarantor will not claim or prove in any such insolvency or liquidation in competition with the Purchaser in respect of the performance by International Publishing Corporation of its obligations under this Clause 13.

13.10	If the Guarantor receives any benefit, payment or distribution contrary to Clause 13.8 or to Clause 13.9 it shall hold that benefit, payment or distribution on trust absolutely for the Purchaser to the extent necessary to enable all amounts which may be or become payable to the Purchaser by the Seller, International Publishing Corporation or the Guarantor which constitute Guaranteed Obligations to be paid in full and shall promptly pay or transfer the same to the Purchaser.

13.11	The Guarantor agrees that:

13.11.1	if any payment by the Seller, International Publishing Corporation or the Guarantor in relation to any Guaranteed Obligation is avoided, set aside or reduced as a result of insolvency, liquidation, administration or otherwise, the liability of the Seller, International Publishing Corporation and the Guarantor shall continue as if the payment had (to the extent of the amount at issue or the deduction) not been made and the Purchaser shall be entitled to recover the value or amount of that deduction or amount at issue from the Seller, International Publishing Corporation or the Guarantor (in each case, as applicable); and

13.11.2	after a demand has been made by the Purchaser under this Clause 13 and until the amount demanded has been paid in full, the Purchaser may, subject to Clause 13.4, take such action as it thinks fit against the Seller, International Publishing Corporation and/or the Guarantor to recover all sums due and payable to it under this Agreement, the Tax Deed and/or the Swap Confirmation without affecting the obligations of the Guarantor under this Clause 13.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.12	The Guarantor warrants to the Purchaser at the date of this Agreement in the terms of the warranties set out in Schedule 8.

14.	MISCELLANEOUS

Announcements

14.1	The Purchaser, the Guarantor and the Seller shall consult with each other and seek one another’s prior written consent before issuing any announcement or press release, or otherwise making any public statements, with respect to this Agreement, its terms or the matters contained within it (or within any other document referred to in it) and shall not issue any such announcement or press release or make any such public statement or public disclosure prior to such consultation and consent provided that:

14.1.1	each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Applicable Laws or regulation;

14.1.2	with respect to any member of the Wider Meredith Group, made or issued by any such member of the Wider Meredith Group in accordance with the public filing practices of the Wider Meredith Group;

14.1.3	the Purchaser may make any such announcement after Completion to any employee of, supplier to, or customer of, any Group Company provided that such announcement shall not disclose the consideration payable pursuant to this Agreement; and

14.1.4	each Party (and in the case of the Purchaser, without prejudice to Clause 14.1.3) may make internal announcements to its respective employees, or in respect of pensions, former employees that are not inconsistent in any material respect with the Parties’ prior public disclosures regarding the subject matter of this Agreement or its terms, provided that the Party making any such announcement shall (other than pursuant to Clauses 14.1.2 and 14.1.3) to the extent permitted by any Applicable Law or regulation consult with the other Parties promptly of the content of the same and wherever reasonably possible in advance of the announcement or disclosure being made.

Confidentiality

14.2	Each Party undertakes to the others that (and in the case of the Seller and the Guarantor, also to the Purchaser), subject to Clause 14.3, unless the prior written consent of the other Parties shall first have been obtained it shall, and shall procure that each of its other group undertakings and its and their officers, employees, advisers and agents shall, keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose (whether in whole or in part) to any person whatsoever, or use (other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement or any document in the agreed terms (or any document referred to in them)) or exploit commercially for its or their own purposes, any of the confidential information belonging to the other Parties. For the purposes of this Clause 14.2, “Confidential Information” is the contents of this Agreement and any other agreement or arrangement contemplated by this Agreement and:

14.2.1	confidential information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of the other Parties, or any of their group undertakings from time to time; and

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.2.2	any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its group undertakings from time to time),

which any Party may from time to time receive or obtain (verbally or in writing or in disk or electronic form) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement (or any other agreement or arrangement contemplated by this Agreement) and provided that such information concerning the Group in relation to the period before Completion shall not following Completion, be treated as Confidential Information belonging to the Seller and such information concerning the Group in relation to the period before or after Completion shall be treated as Confidential Information belonging to the Purchaser.

14.3	The consent referred to in Clause 14.2 shall not be required for disclosure of any Confidential Information by:

14.3.1	without prejudice to Clause 14.3.8, a Party to its officers, employees, advisers and agents, in each case, as provided in this Agreement (or any document in the agreed terms (or any document referred to in them)) or to the extent required to enable such Party to carry out its obligations under this Agreement (or any document in the agreed terms (or any document referred to in them)) and who shall in each case be made aware by such Party of its obligations under this Clause and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clause 14.2. The Party making a disclosure under this Clause 14.3.1 shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this Clause 14.3.1;

14.3.2	a Party, subject to Clause 14.4, to the extent required by Applicable Laws or by the regulations of any stock exchange or regulatory authority to which such Party is or may become subject or pursuant to any order of court or other competent authority or tribunal;

14.3.3	in the case of disclosure by the Purchaser, that disclosure is made to any Funding Party and any member, partner, director, employee, officer or professional adviser of any actual or potential Funding Party who needs to know the information disclosed for the purposes of financing the Purchaser’s purchase of the Company pursuant to this Agreement and provided that such disclosure is made under obligations of confidentiality;

14.3.4	in the case of disclosure by any member of the Wider Meredith Group, in accordance with the public filing practices of the Wider Meredith Group;

14.3.5	a Party to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by any Party (or any person to whom it has disclosed the information in accordance with the provisions of this Clause 14.3 being in breach of this Agreement);

14.3.6	a Party which Confidential Information is disclosed to by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

14.3.7	a Party which Confidential Information that Party lawfully possessed prior to obtaining it from another;

14.3.8	by a Party to any of its professional advisers in each case, bound by a duty of confidence to such Party which applies to any information disclosed;

14.3.9	by a Party to any other Party to this Agreement or pursuant to its express terms;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.3.10	in the case of the Purchaser, to a proposed transferee of the Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer provided that such disclosure is made under obligations of confidentiality;

14.3.11	in the case of the Purchaser, in connection with any assignment pursuant to Clause 14.11 provided that such disclosure is made under obligations of confidentiality;

14.3.12	in the case of the Purchaser (or any member of the Purchaser’s Group) to the extent that such (i) disclosure is required for financial reporting purposes and (ii) disclosure is required to its (or their respective) employees, accountants, advisors, group companies, limited partners, representatives, any potential investor in any fund managed by any of the foregoing and financing sources, in each case, as necessary in connection with the ordinary conduct of its (or their respective) businesses and subject to customary confidentiality obligations binding the recipients; or

14.3.13	in the case of the Seller (or any member of the Seller’s Group) to the extent that such (i) disclosure is required for financial reporting purposes; and/or (ii) included in public releases or announcements made by Seller or the Wider Meredith Group in accordance with the public filing practices of the Guarantor or the Seller’s Group or any Applicable Laws and (ii) disclosure is required to its (or their respective) employees, accountants, advisors, group companies, investors and financing sources, in each case, as necessary in connection with the ordinary conduct of its (or their respective) businesses and subject to customary confidentiality obligations binding the recipients.

14.4	If a Party becomes required, in circumstances contemplated by Clause 14.3.2, to disclose any information such Party shall (to the extent permitted by Applicable Laws and regulation) give to the other Parties such notice as is practical in the circumstances of such disclosure and shall co-operate with the other Parties, having reasonable regard to the other Parties’ views, and take such steps as the other Parties may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

Deductions and withholdings

14.5	In the event that a Party (the “payor”) is liable to make a payment to the other party (the “payee”) under this Agreement under an indemnity or covenant (including for the avoidance of doubt any payment made under a Locked Box Claim), or for breach of a warranty, in each case contained in this Agreement (a “Relevant Payment”), if any deductions or withholdings are required by Applicable Law to be made in respect of a Relevant Payment, or a Relevant Payment is liable for Taxation in the hands of the payee or would have been liable for Taxation but for the utilisation of any Tax Relief (other than, in the case of payments to the Purchaser or a member of the Purchaser’s Group in respect of a Tax Relief which is not a Purchaser’s Tax Relief) in respect of such liability, the payor shall be liable under this Clause 14.5 to pay to the payee such further sums as will ensure that the aggregate of the Relevant Payment and sums paid or payable under this Clause 14.5 shall, after deducting all deductions or withholdings from, and Taxation liabilities in respect of, such sums, leave the payee with the same amount as it would have been entitled to receive in the absence of any such deductions, withholdings or Taxation liabilities in relation to the Relevant Payment.

14.6	If the deduction or withholding in respect of which a further amount has been paid under Clause 14.5 results in the payee obtaining a Tax Relief, the payee shall make payment to the payor within 20 Business Days of the use or set off of such Tax Relief or refund or repayment of Tax which is or arises from that Tax Relief, of an amount which the payee determines (acting reasonably) will leave it in the same after-Tax position as it would have been in had the further sums paid pursuant to Clause 14.5 not been required to be made by the payor.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.7	The payee shall notify the payor in respect of obtaining any Tax Relief to which Clause 14.6 applies as soon as reasonably practicable after the use or set off of such Tax Relief or, in the case of any refund or repayment of Tax which is or arises from that Tax Relief, receipt of any such refund or repayment of Tax.

14.8	Clause 14.5 above shall not apply to the extent that any deductions, withholdings or Taxation liabilities:

14.8.1	have already been taken into account in the calculation of the loss or amount payable;

14.8.2	would not have arisen but for the payee not being resident for Tax purposes in the United Kingdom or having a branch or permanent establishment in any jurisdiction other than the United Kingdom; or

14.8.3	an assignment by the payee of any of its rights under the Agreement or this Deed but only to the extent that the deductions, withholdings or Taxation liabilities are greater than the deductions, withholdings or Taxation liabilities which would have arisen had no such assignment taken place.

No partnership

14.9	Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

Assignment

14.10	Subject to Clauses 14.11 and 14.12, this Agreement shall be binding on and be for the benefit of the successors and personal representatives of the Parties, but no Party may assign, transfer or charge all or any of its rights under this Agreement without the written consent of the other Parties.

14.11	The Purchaser shall be entitled to assign, charge or transfer its rights:

14.11.1	to any member of the Purchaser Group, provided that the Purchaser shall ensure that before any such assignee ceases to be a member of the Purchaser’s Group, that assignee shall re-assign that benefit to the Purchaser or to any other member of the Purchaser’s Group; or

14.11.2	by way of security in connection with any proposed financing to any Funding Party (and their agents, trustees, nominees or pledgees), provided that such any such assignee shall not be entitled to claim under this Agreement any amount which is greater than that to which the Purchaser would have been entitled.

14.12	The Seller may assign the benefit of this Agreement to any member of the Wider Meredith Group provided that the Seller shall remain liable for its obligations under this Agreement and that the Seller shall ensure that before any such assignee ceases to be a member of the Wider Meredith Group, that assignee shall re-assign that benefit to the Seller or to any other member of the Wider Meredith Group.

Third party rights

14.13	With the exception of:

14.13.1	the rights of the Seller’s Group pursuant to Clause 9.4;

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.13.2	the rights of each person who is, at the time any claim might be brought by the Seller against him or it, a shareholder, director, officer or employee of any Group Company pursuant to Clauses 7.5 or 7.7;

14.13.3	the rights of each person who is, at the time any claim might be brought by the Seller against him or it, an Officer pursuant to Clause 9.6;

14.13.4	the rights of each Group Company pursuant to Clauses 7.5 or 7.7 and 11; and

14.13.5	Clauses 14.11 and 14.12,

no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party (each such party being a “Third Party”) to this Agreement.

14.14	The rights of the relevant Third Parties to enforce the terms of Clauses 9.4, 9.6, and 14.12 against the Purchaser are subject to the term that the Seller has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct.

14.15	The rights of the relevant Third Parties to enforce the terms of Clauses 7.5, 7.7, 9.6, 11 and 14.11 against the Seller are subject to the term that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct.

14.16	The rights of the relevant Third Parties to enforce the terms of Clauses 7.5, 7.7, 9.4, 9.6 and 11 or, in the case of any assignee pursuant to Clauses 14.11 or 14.12, any other provision of this Agreement (to the extent assigned to it), shall also be subject to the other terms of this Agreement.

14.17	The Parties to this Agreement may by agreement rescind or vary any term of this Agreement without the consent of any of the Third Parties.

Entire agreement

14.18	Each of the Parties to this Agreement confirms on behalf of itself and its group undertakings that this Agreement and the documents in the agreed terms (and the other documents referred to in them), represents the entire understanding, and constitutes the whole agreement, in relation to the subject matter of this Agreement and the documents in the agreed terms (and the other documents referred to in them) supersede any previous agreement, draft agreement, arrangement or understanding (whether in writing or not) between the Parties relating to the subject matter of this Agreement and the documents in the agreed terms (and the other documents referred to in them)) and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing otherwise than expressly set out in this Agreement.

14.19	Each Party confirms on behalf of itself and its group undertakings that:

14.19.1	in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement, the documents in the agreed terms or the other documents referred to in them (each a “Pre-Contractual Statement”);

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.19.2	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement the only rights or remedies available to it (i) in relation to any Pre-Contractual Statement (ii) for misrepresentation by omission or (iii) otherwise in relation to this Agreement, the documents in the agreed terms or the other documents referred to in them shall be for breach of contract under the terms of this Agreement, such document in the agreed terms or such other document referred to in them (as applicable); and

14.19.3	no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

Unenforceable provisions

14.20	If at any time any provision or part of this Agreement is or becomes illegal, invalid or unenforceable due to any Applicable Laws, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability in the relevant jurisdiction of the other provisions of this Agreement, which shall remain in full force and effect, or the legality, validity or enforceability in any other jurisdiction of that provision.

14.21	If any provision or part of this Agreement is found to be illegal, invalid or unenforceable but would be legal, valid or enforceable if some part of the provision or part of the Agreement were deleted, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

Effect of Completion

14.22	So far as it remains to be performed or as to any of its provisions capable of having or taking effect after Completion, this Agreement shall continue in full force and effect after Completion. The rights and remedies of the Parties shall not be affected by Completion.

Waiver

14.23	The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right, power or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right, power or remedy shall prevent any further or other exercise thereof or the exercise of any other right, power or remedy.

Variation

14.24	Subject to Clause 14.25, no variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

14.25	A waiver of any provisions of this Agreement (or of any of the documents referred to in it) may be given in writing by the Party waiving such provision to the other Parties.

Counterparts

14.26	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

No set-off, deduction or counterclaim

14.27	Every payment payable by the Purchaser (or any member of the Purchaser’s Group including any Group Company), the Seller or the Guarantor under this Agreement, including any payment due pursuant to Schedule 3 shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable by the Seller, the Purchaser or the Guarantor under this Agreement including, for the avoidance of doubt, any payment due and payable by the Company to the Seller under the Transitional Services Agreement.

Costs

14.28	Except where this Agreement (or the relevant document referred to in it) provides otherwise, the Parties shall each pay their own costs in connection with the preparation, negotiation, execution and implementation of this Agreement (and of each other document referred to in it).

Further assurance

14.29	The Seller (at its own cost and expense), and the Purchaser (at its own cost and expense), shall after Completion execute all such deeds and documents and do all such things as the Purchaser or Seller (as the case may be) may reasonably require for perfecting the transactions intended to be effected under, or pursuant to, this Agreement (or any other document referred to in it) or otherwise for giving the Purchaser or Seller (as the case may be) the full benefit of the provisions of this Agreement (and the documents referred to in it).

Wrong pockets

14.30	If following Completion, any member of the Purchaser’s Group (including any Group Company) owns any asset or right which in the 12 month period prior to Completion was used predominantly in the business of a member of the Seller’s Group but excluding any right or asset the benefit of which is provided under the Transitional Services Agreement, the Seller shall notify the Purchaser of the same. As soon as practicable following such notification the Purchaser shall execute or procure that the relevant member of the Purchaser’s Group (including any Group Company) shall execute such documents as may be reasonably necessary to procure the transfer of any such asset or right to a member of the Seller’s Group nominated by the Seller. Such asset or right shall be transferred for the amount set out in the Locked Box Accounts or where no so amount is set out, for nominal value which amount shall be paid by the Seller to the Purchaser on the date of transfer of the asset or right to the relevant member of the Seller’s Group.

14.31	If following Completion, any member of the Seller’s Group owns any asset or right which in the 12 month period prior to Completion was used predominantly in the business of a Group Company, but excluding any right or asset the benefit of which is provided under the Transitional Services Agreement, the Purchaser shall notify the Seller of the same. As soon as practicable following such notification the Seller shall execute or procure that the relevant member of the Seller’s Group executes such documents as may be reasonably necessary to procure the transfer of any such asset or right to a member of the Purchaser’s Group nominated by the Purchaser. Such asset or right shall be transferred for the amount set out in the Locked Box Accounts or where no so amount is set out, for nominal value, which amount shall be paid by the Purchaser to the Seller on the date of transfer of the asset or right to the relevant member of the Purchaser’s Group.

14.32	Any consideration given for any supply made pursuant to Clauses 14.30 and 14.31 shall be exclusive of VAT and any party receiving such a supply shall pay any VAT chargeable thereon on the production of a valid VAT invoice.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Language

14.33	This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English. If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

15.	NOTICES

15.1	A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

15.1.1	must be in writing;

15.1.2	must be left at or delivered by courier to the address of the addressee or sent by pre-paid recorded delivery (or airmail if posted to or from a place outside the United Kingdom) to the address of the addressee in each case which is specified in this Clause in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this Clause 15.

The relevant details of each Party at the date of this Agreement are:

Seller

Address:	3F, Blue Fin Building | 110 Southwark Street | London | SE1 0SU | United Kingdom T +44 (0)20 3148 3096

Attention:	General Counsel of Meredith Corporation., John Zieser

Attention:	International Finance & Operations Director, Mike Taylor

With a copy to: Address:	Herbert Smith Freehills LLP Exchange House Primrose Street London EC2A 2AS

Attention:	Gavin Davies

Guarantor

Address:	225 Liberty Street, New York, NY 10281

Attention:	General Counsel of Meredith Corporation., John Zieser

With a copy to: Address:	Herbert Smith Freehills LLP Exchange House Primrose Street London EC2A 2AS

Attention:	Gavin Davies

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Purchaser

Address:	Epiris Paternoster House 65 St Paul’s Churchyard London EC4M 8AB

Attention:	Chris Hanna and Ian Wood

With a copy to: Address:	Macfarlanes LLP 20 Cursitor Street London EC4A 1LT

Attention:	Stephen Drewitt

Company

Address:	3rd Floor 161 Marsh Wall, London, England, E14 9AP

Attention:	Head of Legal

With a copy to: Address:	Macfarlanes LLP 20 Cursitor Street London EC4A 1LT

Attention:	Stephen Drewitt

15.1.3	must not be sent by electronic mail.

15.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Clause 15.3.

15.3	Subject to Clause 15.4, a notice is deemed to be received:

15.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

15.3.2	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom, the seventh day after posting.

15.4	A notice received or deemed to be received in accordance with Clause 15.1 above on a day which is not a Business Day, or after 5pm on any Business Day, shall be deemed to be received on the next following Business Day.

16.	GOVERNING LAW

This Agreement (including any non-contractual obligations arising out of or in connection with it (including its formation)) shall be governed by and construed in accordance with English law.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.	JURISDICTION

17.1	Each Party irrevocably agrees that the Courts of England (the “Courts”) shall have exclusive jurisdiction in relation to any dispute, matter or claim arising out of or in connection with this Agreement or any of the documents in the agreed terms (or any document referred to in them) or its or their subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes, matters or claims (including its or their formation)).

17.2	Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

17.3	Each Party irrevocably agrees that, without limiting the right to serve process in any other manner permitted by law, any document in an action (including, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any Party by being delivered to or left for that Party at its address for service of notices under, and in accordance with the provisions of, Clause 15. Each Party undertakes to maintain such an address at all times in the United Kingdom and to notify the other Parties in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 15.

17.4	The Guarantor irrevocably appoints the Seller, as its agent to receive on its behalf in England service of any notices, communications or proceedings arising out of or in connection with this Agreement (including its formation). Service on the Seller shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Guarantor. If for any reason the Seller ceases to be able to act as agent or no longer has an address in England, the Guarantor shall immediately appoint a substitute acceptable to the Purchaser and deliver to the Purchaser the new agent’s name and address.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.

SIGNED by	)
duly authorised for and on behalf of	)
IPC MAGAZINES HOLDINGS LIMITED	)	/s/ John Zieser

SIGNED by	)
duly authorised for and on behalf of	)
TIME INC.	)	/s/ Joseph H. Ceryanec

SIGNED by	)
duly authorised for and on behalf of	)
SAPPHIRE BIDCO LIMITED	)	/s/ Ian Wood

SIGNED by	)
duly authorised for and on behalf of	)
TIME INC. (UK) LTD	)	/s/ Marcus Rich

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO A CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.